Exhibit 10.2
Certain information has been omitted in accordance with Item 601(b)(10) of Regulation S-K because it is both not material and is the type of information that the registrant treats as private or confidential. An unredacted copy will be furnished supplementally to the SEC upon request.
Binding Term Sheet
The items set forth in this term sheet and the attached exhibit (collectively, this “Term Sheet”) are binding and hereby agreed to by Ocwen Financial Corporation and Ocwen USVI Services, LLC (individually and together, with affiliates, “Ocwen”) and Altisource S.à r.l. (“Altisource”). The parties may also execute detailed agreements to further memorialize some or all of the below. This Term Sheet shall be read in conjunction with the February 22, 2019 Binding Term Sheet among the parties (as subsequently modified, supplemented and/or amended, including by this Term Sheet, the “2019 Term Sheet”) and existing agreements between the parties, and does not supersede the same except as may be expressly set forth herein. The effective date of this Term Sheet is May 5, 2021.
1)Term of Existing Agreement. Extend the term of the Services Agreement (between Altisource and Ocwen Financial Corporation) dated August 10, 2009 (as amended), the Services Agreement (between Altisource and Ocwen Mortgage Servicing, Inc., as succeeded in interest by Ocwen USVI Services, LLC) dated October 1, 2012 (as amended), all Services Letters (and amendments thereto) made pursuant to the foregoing Services Agreements and the 2019 Term Sheet (collectively, the “Agreement”), all pursuant to which Altisource currently provides services, along with the additional services set forth below, to August 31, 2030 (the applicable terms, as so extended being the “Extended Term”).

Notwithstanding anything in the Agreement to the contrary, in the event that an Altisource Change of Control (as defined below) to a Competitor (as defined below) is to occur on or after September 1, 2028, Altisource shall notify Ocwen of such potential Change of Control following public disclosure thereof (or earlier, if Altisource elects). Following such notice, if Ocwen reasonably believes that such a Change of Control may negatively impact Ocwen, the parties will promptly meet to discuss remedial actions to prevent such negative impacts. If the parties are not able to agree on appropriate remedial actions to prevent such negative impacts to Ocwen’s reasonable satisfaction prior to the consummation of the Change in Control (“Closing”), Ocwen may terminate the Agreement upon no less than sixty (60) days’ prior written notice delivered to Altisource:

(a)prior to the Closing, in which case the termination will be effective only in the event of the Closing; or
(b)within sixty (60) days immediately following the Closing.

As used herein, “Change of Control” means a change in ownership of (a) greater than fifty percent (50%) of the voting securities of Altisource in a single transaction or related series of transactions (unless securities representing more than fifty percent (50%) of the total voting power are beneficially owned, directly or indirectly, by the persons who beneficially owned the outstanding voting securities immediately prior to such transaction) or (b) all or substantially all of the consolidated assets of Altisource. As used herein, “Competitor” means an entity (or an affiliate with greater than fifty percent (50%) of the voting securities owned by or under common control with such entity) whose business includes the servicing of residential mortgages with
1

scale substantially similar to or greater than the scale of Ocwen (as of the time of the Change of Control).

Notwithstanding anything in the Agreement to the contrary, on and after September 1, 2028, Section D.1 of the 2019 Term Sheet shall not apply in connection with Altisource’s sale or assignment of all or a portion of Altisource’s business or any line of business to a Competitor which does not constitute a Change of Control (such transaction, an “Altisource Business Sale”), and Ocwen shall not be required to consent to an assignment of all or a portion of the Agreement, any statement of work (“SOW”) or any Services (the “Applicable Services”) pursuant to such an Altisource Business Sale, provided, Altisource shall notify Ocwen of such potential Altisource Business Sale following public disclosure thereof (or earlier, if Altisource elects). Following such notice, if Ocwen reasonably believes that such Altisource Business Sale may negatively impact Ocwen, the parties will promptly meet to discuss remedial actions to prevent such negative impacts such that Ocwen would consent to and reasonably cooperate with such Altisource Business Sale. If the parties are not able to agree on appropriate remedial actions to prevent such negative impacts to Ocwen’s reasonable satisfaction, Ocwen may terminate the Applicable Services upon no less than sixty (60) days’ prior written notice delivered to Altisource:

(a)prior to the consummation of the Altisource Business Sale, in which case the termination will be effective only in the event of the consummation of the Altisource Business Sale; or
(b)within sixty (60) days immediately following the consummation of the Altisource Business Sale.

In the event of a termination of the Agreement (or the applicable portion thereof) related to a Change of Control, or termination of Applicable Services related to an Altisource Business Sale, Altisource will cause the assignee to agree to permit Ocwen to purchase post-termination services for a period of up to 270 days from the date on which the Agreement (or the applicable portion thereof) terminates on the current terms thereunder. Notwithstanding anything to the contrary in the Agreement, Ocwen shall not be obligated to reimburse Altisource for any expenses or costs attributable to a termination related to a Change in Control or an Altisource Business Sale.

2)Services.

a.With respect to each service identified in Exhibit A (an “Additional Service”), the parties shall commence (or, if already commenced, shall continue) the negotiation of a statement of work or other agreement, to the extent applicable for such Additional Service (each such statement of work or other agreement, including those existing per Exhibit A, an “Applicable Additional Service Agreement”) by the applicable Agreement Negotiation Commencement Date specified in Exhibit A. With respect to such negotiations for each Additional Service:
i.Such negotiations shall be conducted in good faith, with each party using commercially reasonable best efforts to finalize such negotiations in an expedient manner, which efforts shall include each party responding to reasonable requests for information and proposed revisions to the Applicable Additional Service Agreement reasonably promptly and fully, dedicating personnel and if applicable executive resources to such negotiation, and conducting periodic virtual meetings reasonably designed to facilitate a prompt finalization and execution of the Applicable Additional Service Agreement;

ii.Such negotiations shall continue with respect to each such Additional Service until the earlier of the parties executing the Applicable Additional Service Agreement or the parties agreeing to cease such negotiations with respect to such Additional Service; and
iii.In accordance with Section 4(b) of the 2019 Term Sheet, Ocwen shall conduct a benchmarking study of pricing and performance standards prior to Altisource providing any Additional Services to the NY PHH Portfolio as required by the Conditional Approval dated September 27, 2018 issued by the New York Department of Financial Services to Ocwen, with Ocwen using commercially reasonable efforts to complete such study in a timely manner.

b.For each Additional Service, the two-stage process defined below shall be followed by the parties to implement such Additional Service.

c.Stage 1 shall commence for each Additional Service upon the parties executing an Applicable Additional Service Agreement (which statement of work or agreement shall contain applicable performance standards (“Applicable SLAs”)) for such service.
i.Ocwen shall commence providing orders to Altisource for each such Additional Service promptly following execution of such Applicable Additional Service Agreement. Ocwen shall provide Additional Service orders in a reasonable volume and reasonable consistency to permit Altisource to demonstrate an ability to satisfy the Applicable SLAs. Notwithstanding the foregoing, the Applicable SLAs shall not be deemed a Performance Standard (as defined in the Services Agreement between the parties dated August 10, 2009 (as amended, the “Services Agreement”), shall not otherwise constitute an obligation of Altisource nor shall Altisource’s performance with respect to the Applicable SLAs prior to Order Volume Compliance (defined below) be used to terminate the Applicable Additional Service Agreement (except as specified in subsection iv below).
ii.The parties shall reasonably cooperate to implement processes, communicate and provide feedback (as applicable) regarding each Additional Service, and otherwise act as reasonably necessary to facilitate Altisource providing such Additional Service according to the Applicable SLAs.
iii.Ocwen shall promptly communicate to Altisource in writing any specific, reasonable concerns Ocwen may have with Altisource’s cooperation or Altisource’s ability to meet the Applicable SLAs, and shall reasonably cooperate with Altisource in resolving such concerns (collectively, “Feedback”).
iv.Ocwen shall evaluate Altisource fairly and in good faith. If, following such fair and good faith evaluation, and after Ocwen consults with Altisource and gives Altisource a reasonable opportunity to address any Feedback provided, Ocwen reasonably believes that Altisource will not reasonably be able to meet the Applicable SLAs or other reasonable requirements Ocwen imposes on its other vendors, then Ocwen shall be permitted to terminate the Applicable Additional Service Agreement by providing written notice.

d.Stage 2 shall commence for an Additional Service upon Altisource satisfying the applicable SLA metrics for [REDACTED] months for such Additional Service. Stage 2 shall not commence for a given Additional Service if Stage 1 of such Additional Services is terminated by Ocwen pursuant to Section 2.c.iv. of this Term Sheet.

i.The parties shall mutually cooperate to designate a reasonable period of time at the beginning of Stage 2 over which Ocwen shall increase the orders to Altisource for such Additional Service such that Ocwen will comply with the referral volume requirements set forth in the 2019 Term Sheet.
ii.Upon Ocwen complying with such volume requirements with respect to such Additional Service (“Order Volume Compliance”):
1.such Additional Service shall be a Standard Service (as defined in the 2019 Term Sheet) and subject to the obligations for Standard Services in the 2019 Term Sheet; and
2.the Applicable SLAs shall be in full force and effect.

e.This Term Sheet hereby amends the Statement of Work dated December 1, 2020 (“FHA SOW”) to delete and render void any and all termination clauses and exclusivity or volume related clauses in such FHA SOW in conflict with any clause herein (including without limitation Section XV therein); provided, however, that the second paragraph of Section XVI of the FHA SOW shall remain unchanged by this Term Sheet (except for the first sentence thereof, which shall not have any effect upon execution of this Term Sheet).

f.Reserved.

g.Solely with respect to the Additional Services identified in the Applicable Additional Service Agreement as requiring integration services (collectively, the “Integration Services”), to the extent that Ocwen currently utilizes an integration or other interface with a third party system to order or permit fulfillment of such Integration Service (collectively, an “Interface”), Ocwen shall (as mutually agreed upon by the parties and subject to any confidentiality restrictions in place with third parties, with Ocwen using reasonable efforts to disclose applicable information to Altisource as needed) provide Altisource with written material specifications of such Interface (including, without limitation, all APIs and software dependences) as reasonably necessary for Altisource to develop a materially similar Interface (the “Replacement”). To the extent such confidentiality restrictions prevent Ocwen from providing necessary specifications of such Interface to enable Altisource to develop such Replacement using commercially reasonable efforts, Altisource shall in accordance with the Applicable Additional Service Agreement be permitted to develop an alternative Replacement to serve similar functionality. Ocwen shall reasonably cooperate with Altisource in developing and testing the Replacement. Testing of a Replacement shall be completed for determining whether the Replacement provides materially the same or better functionality as the Interface. Upon successful completion of the applicable testing, Ocwen shall in accordance with the Applicable Additional Service Agreement engage Altisource to provide the applicable Integration Service.

h.Deleted.

i.Ocwen shall, no later than the date hereof, apply to become a member of the Lenders One® mortgage cooperative and shall take all actions reasonably necessary to become and remain a member in good standing of the cooperative throughout the Extended Term. The parties have discussed and will promptly finalize the terms of the Lenders One member agreement. Unless otherwise agreed upon by the parties, the fees paid by Ocwen for being a member of Lenders One shall not increase during the Extended Term.

j.Ocwen hereby represents and warrants that [REDACTED].

k.The Services Agreement, Services Letter, 2019 Term Sheet and any applicable statements of work, memoranda of understanding or other agreements thereunder shall be deemed amended to clarify and/or specify the below (with all the foregoing agreements continuing in effect except as specifically modified by the below):

i.The Performance Standard for REO Management Services shall be reviewed by the parties in good faith, as applicable, to determine if the parties need to implement process, system and any other changes reasonably necessary to facilitate the replacement of Altisource as the provider of certain field services.

l.Promptly following execution of this Term Sheet, the parties shall review in good faith any issues raised by the parties pertaining to the Services.
3)Fees. Fees charged for Services shall be at prevailing market rates. Either party may reasonably request renegotiation of such fees from time to time.

4)Reserved.

5)Reserved.

6)Reserved.

7)Transfers of Services.

a.To the extent that, at any time during the Extended Term, Ocwen transfers away from Altisource, causes to be transferred away from Altisource, or otherwise takes any action resulting in a party other than Altisource receiving, orders to perform one or more Services (the “Transferred Service(s)”) on one or more Portfolios (as defined in the 2019 Term Sheet), or portions thereof (a “Transfer”), then, except for Section 6(e) of the Services Agreement and in addition to the other rights and remedies that the parties may have under the applicable agreements, Altisource shall not be required to incur any costs or perform any services or other work to assist Ocwen in such Transfer (“Transfer Services”) and Ocwen shall not be required to pay any costs and services, except as agreed to in writing by the parties (a “Transfer Services Agreement”). Upon request by Ocwen, Altisource shall provide Ocwen with a reasonable estimate of fees and costs for providing the Transfer Services. Any such Transfer Services Agreement shall include a mutually acceptable project plan with reasonable and sufficient detail as to the Transfer Services needed and reasonable deadlines for the performance of such Transfer Services.

b.To the extent that Altisource continues to provide any Service on such Portfolios, it shall notify Ocwen if Altisource used materials created in connection with the Transferred Services in connection with the remaining Services. Upon such notice, Ocwen shall use commercially reasonable efforts to obtain on a royalty-free basis the right for Altisource and its affiliates to use solely in furtherance of providing any Service to Ocwen or its affiliates, or on behalf of Ocwen, to a client that the parties have in common or such client’s affiliates or the relevant investor or servicers, the equivalent work product, deliverables or other materials created by or on behalf of, or otherwise at the direction of, Ocwen or the party performing such Transferred Service(s).

c.All Performance Standards impacted or otherwise affected by a Transfer shall be reviewed by the parties in good faith. During such period, Altisource and Ocwen shall reasonably cooperate to mitigate adverse impacts to applicable Performance Standards.

8)COVID-19 Event. In the event scorecards are adversely impacted as a result of a Force Majeure Event (as defined in the Services Agreement), the parties agree that the Total Weighted Score for the scorecards for all impacted Performance Standards (as defined in the Services Agreement and the 2019 Term Sheet) shall be deemed to be at the Meet Expectations level from March 2020 through March 2021.

9)Sales Taxes. With respect to the total sales tax that Altisource has confirmed as paid on behalf of Ocwen and/or its clients that is outstanding and unpaid as of the date of this Term Sheet [REDACTED] (the “Total Outstanding Sales Tax”).

a.Ocwen shall provide to Altisource within a reasonable period of time following the date hereof, a reasonable written plan to collect that portion of the Outstanding Sales Tax that Ocwen believes is collectible (the “First Sales Tax Portion”), and consider in good faith any feedback that Altisource provides on such plan. Promptly thereafter, Ocwen shall commence (or shall continue) using its commercially reasonable best efforts to collect such First Sales Tax Portion as promptly as reasonably possible, provided that Altisource shall use its commercially reasonable best efforts to provide timely support to Ocwen with respect to such collection efforts. Ocwen shall provide reasonable updates on its collection efforts and collections progress to Altisource until no further amounts from the First Sales Tax Portion are reasonably likely to be collected by Ocwen.

10)Outstanding Accounts Receivable. The parties shall continue to discuss in good faith and resolve in the ordinary course any of Altisource’s outstanding and billed accounts receivable.

11)Reserved.

12)Release. Following the parties’ execution of this Term Sheet and in consideration of the covenants, recitals and agreements set forth herein:

a.Altisource, on behalf of itself and its officers, directors, agents, employees, representatives, attorneys, insurers, affiliates, parents, subsidiaries, successors, assigns, and related persons and entities (the “Altisource Parties”), shall release and forever discharge Ocwen and its officers, directors, agents, employees, representatives, attorneys, insurers, affiliates, parents, subsidiaries, successors, assigns, and related persons and entities (the “Ocwen Parties”) from and against any and all claims, demands, causes of action, lawsuits, remedies, costs, damages, attorneys’ fees, and liabilities of any kind, nature or amount, whether in law or equity, known or unknown, anticipated or unanticipated, that the Altisource Parties now have or may hereafter acquire, based on actions or inactions occurring on or prior to the date hereof arising from or relating in any manner to any and all transactions described in the Reservation of Rights letter dated February 22, 2019, with respect to any and all claims arising from or related in any way to Ocwen’s transfer of service referrals and services to providers other than Altisource.

b.Ocwen, on behalf of itself and the Ocwen Parties, shall release and forever discharge the Altisource Parties from and against any and all claims, demands, causes of action, lawsuits, remedies, costs, damages, attorneys’ fees, and liabilities of any kind, nature or amount, whether in law or equity, known or unknown, anticipated or unanticipated, that the Ocwen Parties now have or may hereafter acquire, based on actions or inactions occurring on or prior to the date hereof arising from or relating in any manner to any and all transactions described in the Reservation of Rights letter dated February 22, 2019, with respect to any and all claims arising from or related in any way to Ocwen’s transfer of service referrals and services to providers other than Altisource.

c.Notwithstanding the foregoing, the Ocwen Parties and the Altisource Parties are not released from any obligations they have under this Term Sheet.

Accepted and agreed by:

Altisource S.à r.l.

By: /s/ William B. Shepro
Name: William B. Shepro
Title: Manager
Date: May 5, 2020 / 05:32 EDT

Ocwen Financial Corporation

By: /s/ Joseph B. Samarias
Name: Joseph B. Samarias
Title: EVP and General Counsel
Date: May 5, 2021

Ocwen USVI Services, LLC

By: /s/ Leah E. Hutton
Name: Leah E. Hutton
Title: Assistant Secretary
Date: May 5, 2021

Exhibit A – Additional Services

Service Category	Service[1]	Agreement Negotiation Commencement Date[2]
FHA/VA Loans	Field services	N/A – Already Executed
	CWCOT first and second chance auction services	N/A – Already Executed
	Title insurance services	N/A – Already Executed
	[REDACTED]	N/A – Already Executed
	[REDACTED]	N/A – Already Executed
	[REDACTED]	As mutually agreed upon by the parties
Foreclosure auction	[REDACTED]	[REDACTED]
Reverse Mortgage Services	[REDACTED]	As mutually agreed upon by the parties
Trustee services	[REDACTED]	Not applicable as parties would use the existing agreements between them pertaining to trustee services
Other	[REDACTED]	As mutually agreed upon by the parties

1 The services are applicable solely to the extent Ocwen engages a third party to provide such services. Accordingly, Ocwen retains the right at all times to perform such services, in whole or in part, internally, including through its affiliates; [REDACTED].
2 Ocwen will not be required to breach any of its non-terminable contractual requirements, existing as of the effective date of the Applicable Additional Service Agreement, to provide a certain volume of referrals for the applicable services to third parties.
9